Exhibit 5

(JMI Letterhead)


VIA FEDERAL EXPRESS

January 21, 2003

Robert C. Baierl
Secretary
First Bell Bancorp, Inc.
300 Delaware Avenue, Suite 1704
Wilmington, DE  19801

Re:	Notice to First Bell Bancorp, Inc.

Dear Mr. Baierl:

          Jewelcor Management, Inc. (hereinafter referred to as "JMI" and/or "Nominating Shareholder") hereby gives notice to First Bell Bancorp, Inc. (the "Company") that it is nominating Seymour Holtzman ("Holtzman"), Richard L. Huffsmith ("Huffsmith") and Sybil F. Stershic ("Stershic") (collectively "Director Nominees") for election to the Board of Directors of the Company at the next Annual Meeting of Stockholders currently scheduled to be held on April 28, 2003
(the "2003 Annual Meeting"). The reason for conducting this business at the 2003 Annual Meeting is that it is the most efficient manner of bringing this issue to the shareholders.

          JMI, a Nevada corporation, is the record owner of 200 shares of the Company's common stock. The name and address on the Company's corporate books with regard to this stock ownership are: Jewelcor Management, Inc., 100 N. Wilkes-Barre Blvd., Wilkes-Barre, PA 18702. Enclosed is a copy of stock certificate number FB4476 issued by the Company, which evidences JMI's record ownership. JMI is also the beneficial owner of an additional 233,948 shares of the Company's common stock (not including the 200 shares noted above). The additional 233,948 shares of common stock of the Company that are beneficially owned by JMI are held for the benefit of Bear Stearns Securities Corp. and for further credit by the Depository Trust Co. ("DTC") and registered in their nominee name, which is Cede & Co., 55 Water Street, New York, NY 10041. JMI intends to continue to beneficially own the common stock referenced above at least through the date of the 2003
Annual Meeting and will be a record owner of common stock entitled to vote at the 2003 Annual Meeting.

          The Nominating Shareholder believes that Article I,
Section 6 of the Bylaws of the Company is not valid or enforceable, and it is therefore not necessary to submit the information requested thereunder in order to effectively nominate persons for election to the Board of Directors. Nevertheless, in the spirit of cooperation and without prejudice, the Nominating Shareholder is providing in this letter and Exhibits A, B and C attached hereto, all the information purported to be required by such Article I,
Section 6.

          The Nominating Shareholder feels strongly that shareholder representation is very important to corporate governance and to the maximization of shareholder value. If a representative of the Company desires to discuss the accomplishment of these goals, please contact the undersigned or Seymour Holtzman, Chairman of JMI.

          The enclosed material is being delivered to you, as the Secretary of the Company, as set forth in Article I, Section 6 of the Company's Bylaws. If the Company contends that this notice is not timely or is otherwise deficient, please contact the undersigned immediately in writing and set forth the facts that the Company contends supports its position. In addition, if it is the opinion of the Company that additional information is required pursuant to Article I, Section 6, please notify the undersigned immediately in writing, specifying what additional information is believed to be required. Furthermore, please specify the basis of each such request so we can properly evaluate same. If we do not hear from the Company promptly, we will assume that the Company agrees that this notice complies with Article I, Section 6 of its Bylaws.

           The Nominating Shareholder has no material financial interest in nominating the Director Nominees or any possible future proxy solicitation in connection therewith. Any director fees paid to the Director Nominees, if they are elected, will belong to the respective nominee.

	The Nominating Shareholder intends to appear at the 2003 Annual Meeting to nominate the Director Nominees. Each Director Nominee's consent to his/her nomination as a director and agreement to serve as a director of the Company if elected is attached hereto as Exhibit C.

      	Exhibits A, B and C are incorporated in this letter by reference for all purposes.

          If you have any questions concerning the above or require any additional information, please contact the undersigned.

          Very truly yours,

          Jewelcor Management, Inc.


         __/Richard L. Huffsmith/
         By:  Richard L. Huffsmith
         Vice President/General Counsel



cc:	Albert H. Eckert II   (Via Federal Express)
President and Chief Executive Officer
First Bell Bancorp, Inc.
300 Delaware Avenue, Suite 1704
Wilmington, DE  19801